Subject to Completion
            Preliminary Prospectus Supplement dated March 28, 2005
PROSPECTUS SUPPLEMENT                                        P/R/O/C/E/E/D/SSM
---------------------
(To prospectus dated February 25, 2005)

                               [GRAPHIC OMITTED]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                PROtected Covered Call EnhancED Income NoteSSM
                 Linked to the Income Select 10 PROCEEDS Index
                                due May , 2010
                              (the "PROCEEDSSM")
                       $1,000 principal amount per unit

                             ---------------------

The PROCEEDS:                                          o  The Reference Index is a composite index that
                                                          measures the performance of a strategy that
o  The PROCEEDS are designed for investors who are        allocates hypothetical funds among three index
   seeking exposure to the level of the Income Select     components: (i) "Basket Units" representing the
   10 PROCEEDS Index (the "Reference Index").             value of hypothetical purchases of certain stocks
                                                          and sales of call options on those stocks in the
o  Variable quarterly interest payments may be paid,      "Income Select 10 Basket" using a "covered-call"
   depending upon the performance of the Basket Units     strategy, (ii) "Zero Coupon Bond Units" representing
   described below.                                       the value of hypothetical zero coupon bonds and
                                                          (iii) "Leverage Units" representing the cost of
o  100% principal protection on the maturity date.        hypothetical borrowed funds which may increase
                                                          allocations to the Basket Units. The Reference Index
o  Senior unsecured debt securities of Merrill Lynch      will be rebalanced periodically pursuant to a
   & Co., Inc.                                            formula described in this prospectus supplement.
                                                          This rebalancing will reflect changes in the
o  The PROCEEDS will not be listed on any securities      performance of the Basket Units, prevailing interest
   exchange.                                              rates and market conditions, all as more fully
                                                          described in this prospectus supplement. Your return
o  Expected settlement date: May , 2005.                  on the PROCEEDS will be reduced by certain fees,
                                                          deductions and charges described in this prospectus
Payment on the maturity date:                             supplement.

o  On the maturity date, for each unit of the          o  The stocks in the Income Select 10 Basket will be
   PROCEEDS you own, we will pay you an amount equal      the ten stocks in the Dow Jones Industrial AverageSM
   to the sum of the principal amount and a               having the highest dividend yield, as determined by
   supplemental redemption amount (which may be zero)     Merrill Lynch International, as the Calculation
   based on the percentage increase, if any, in the       Agent, and reconstituted on an annual basis.
   level of the Reference Index.


      Investing in the PROCEEDS involves risks that are described in the "Risk Factors" section beginning on page S-9 of this prospectus supplement.

                             ---------------------


                                                                     Per Unit           Total
                                                                     --------           -----
      Public offering price(1)..................................   $1,000.00             $
      Underwriting discount.....................................      $30.00             $
      Proceeds, before expenses, to Merrill Lynch & Co., Inc. ..     $970.00             $


      (1)   The public offering price and the underwriting discount for any
            single transaction to purchase units or more will be $     per unit
            and $      per unit, respectively.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                              Merrill Lynch & Co.

                             ---------------------

             The date of this prospectus supplement is May , 2005.

"PROtected Covered Call EnhancED Income NoteS" and "PROCEEDS" are service marks of Merrill Lynch & Co., Inc.
"Dow Jones", "Dow Jones Industrial AverageSM" and "DJIASM" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The PROCEEDS are not sponsored, endorsed, sold or promoted by Dow Jones.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----

SUMMARY INFORMATION-Q&A....................................................S-3
RISK FACTORS...............................................................S-9
RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX..............S-9
RISK FACTORS RELATING TO THE BASKET UNITS.................................S-12
DESCRIPTION OF THE PROCEEDS...............................................S-15
FEES, DEDUCTIONS AND CHARGES..............................................S-19
THE INCOME SELECT 10 PROCEEDS INDEX.......................................S-20
DESCRIPTION OF THE INCOME SELECT 10 BASKET................................S-35
UNITED STATES FEDERAL INCOME TAXATION.....................................S-43
ERISA CONSIDERATIONS......................................................S-47
USE OF PROCEEDS AND HEDGING...............................................S-48
WHERE YOU CAN FIND MORE INFORMATION.......................................S-49
UNDERWRITING..............................................................S-50
VALIDITY OF THE PROCEEDS..................................................S-50
EXPERTS...................................................................S-50
INDEX OF CERTAIN DEFINED TERMS............................................S-51

                                  Prospectus

                                                                          Page
                                                                          ----

MERRILL LYNCH & CO., INC.....................................................2
USE OF PROCEEDS..............................................................2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERRED STOCK DIVIDENDS..................................4
THE SECURITIES...............................................................4
DESCRIPTION OF DEBT SECURITIES...............................................5
DESCRIPTION OF DEBT WARRANTS................................................14
DESCRIPTION OF CURRENCY WARRANTS............................................16
DESCRIPTION OF INDEX WARRANTS...............................................17
DESCRIPTION OF PREFERRED STOCK..............................................24
DESCRIPTION OF DEPOSITARY SHARES............................................29
DESCRIPTION OF PREFERRED STOCK WARRANTS.....................................32
DESCRIPTION OF COMMON STOCK.................................................35
DESCRIPTION OF COMMON STOCK WARRANTS........................................38
PLAN OF DISTRIBUTION........................................................41
WHERE YOU CAN FIND MORE INFORMATION.........................................41
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................42
EXPERTS.....................................................................44

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                            SUMMARY INFORMATION-Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the PROtected Covered Call EnhancED Income NoteSSM Linked to the Income Select 10 PROCEEDS Index (the "Reference Index") due May , 2010. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the PROCEEDS, the Reference Index and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc. References to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to "MLI" are to Merrill Lynch International.

What are the PROCEEDS?

      The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on May , 2010. We cannot redeem the PROCEEDS at an earlier date. We will make variable quarterly interest payments only under the circumstances described in this prospectus supplement.

      Each unit of the PROCEEDS represents $1,000 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company ("DTC") or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled "Description of the Debt Securities--Depository" in the accompanying prospectus.

Are there any risks associated with my investment?

      Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount on the maturity date, resulting in a substantial economic opportunity loss to you. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

      The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units determined as of approximately 4:00 p.m. (New York City time) will be published on each Business Day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by MLI, as the Reference Index calculation agent (the "Calculation Agent")).

      The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an "Index Component," and together the "Index Components"). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor, as described below. The level of the Reference Index will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the "Pricing Date").

      We anticipate that the initial allocations of hypothetical funds to the
Index Components as set on the Pricing Date will be between     % and      % in
Basket Units, between      % and      % in Zero Coupon Bond Units and 0% in
Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled "The Income Select 10 PROCEEDS Index" in this prospectus supplement.

      The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

      The PROCEEDS are senior unsecured debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

      The Index Components are defined as follows:

      A "Basket Unit" will track the value of an initial $100 hypothetical investment in the Income Select 10 Basket. The "Income Select 10 Basket" is a hypothetical investment in a "covered call" strategy in which (i) the Income Select 10 Stocks are purchased and (ii) call options are sold, on a quarterly basis for a three month term, on the
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Income Select 10 Stocks. The "Income Select 10 Stocks" are the top ten dividend yielding stocks in the Dow Jones Industrial Average (the "DJIA"), reconstituted annually, as determined by the Calculation Agent.

      A "Zero Coupon Bond Unit" will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date, as described below, with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will not yield any return after the scheduled Valuation Date.

      A "Leverage Unit" will track the value of $1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled "Fees, Deductions and Charges--Direct Fees, Deductions and Charges--Daily Leverage Charge" in this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

      We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and, to the extent provided herein, in possible increases in the level of the Reference Index (after the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount", if any.

Principal Amount

      The "principal amount" per unit is $1,000.

Supplemental Redemption Amount

      The "Supplemental Redemption Amount" per unit will equal:

                      (     Ending Value - Threshold Value     )
              $1000 x ( -------------------------------------- )
                      (             Threshold Value            )

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Ending Value" will be determined by the Calculation Agent and will equal the closing level of the Reference Index on the Valuation Date.

      The "Threshold Value" equals 100.

      The "Starting Value" will be set to 97, the level of the Reference Index on the Pricing Date.

      The "Valuation Date" will be the seventh scheduled Index Business Day before the maturity date, or an alternate date shortly thereafter as described under the section entitled "Description of the PROCEEDS--Payment on the maturity date" in this prospectus supplement.

      Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.1% greater than the Starting Value on the Valuation Date (see the section entitled "Fees, Deductions and Charges--Implicit Sales Charge" in this prospectus supplement). If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------
Examples


   Here are three examples of Supplemental Redemption Amount calculations:      (Supplemental
                                                                                Redemption
Example 1--At the stated maturity, the Reference Index is below the Starting    Amount cannot
Value:                                                                          be less than zero)


   Starting Value:  97
   Threshold Value:  100
   Hypothetical Ending Value:  90

                                                        (    90 - 100    )
   Supplemental Redemption Amount (per unit) = $1,000 x ( -------------- ) = $0
                                                        (      100       )

   Total payment on the maturity date (per unit) = $1,000 + $0 = $1,000

Example 2--At the stated maturity, the Reference Index is above the Starting Value but below the Threshold Value:

   Starting Value:  97
   Threshold Value:  100
   Hypothetical Ending Value:  99

                                                        (    99 - 100    )
   Supplemental Redemption Amount (per unit) = $1,000 x ( -------------- ) = $0
                                                        (      100       )

   Total payment on the maturity date (per unit) = $1,000 + $0 = $1,000

Example 3--At the stated maturity, the Reference Index is above the Threshold
Value:

   Threshold Value:  100
   Hypothetical Ending Value:  105


   Supplemental Redemption Amount (per unit) =

                                                    (   105 - 100    )
                                           $1,000 x ( -------------- ) =$50.00
                                                    (      100       )

   Total payment on the maturity date (per unit) = $1,000 + $50.00 = $1,050.00

------------------------------------------------------------------------------



      For more specific information about the Supplemental Redemption Amount, please see the section entitled "Description of the PROCEEDS" in this prospectus supplement.

Will I receive interest payments on the PROCEEDS?

      The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the dates described under the section entitled "Description of the PROCEEDS--Interest" in this prospectus supplement.

      The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the "Basket Unit Income") held in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the cash dividends in respect of the stocks in the Income Select 10 Basket and the value of premiums in respect of call options on those stocks. See the section entitled "Description of the Income Select 10 Basket--Calculation of the Value of the Income Select 10 Basket" in this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any quarterly calculation period, you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See the section entitled "Description of the PROCEEDS--Interest" in this prospectus supplement.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
What are the costs associated with an investment in the PROCEEDS?

      Your return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: The level of the Reference Index will reflect a 1.5% per annum reduction (the "Index Adjustment Factor") that will be applied and accrue daily on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will accrue to the benefit of the Calculation Agent and the Distributor (as defined herein) as described herein. The Index Adjustment Factor will remain at 1.5% per annum for so long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the "Daily Leverage Charge"). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus .5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97, while the Threshold Value will equal 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.1% for you to receive an amount in excess of $1,000 principal amount per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor: The value of the Income Select 10 Basket will reflect a 0.75% per annum annual reduction (the "Basket Adjustment Factor") that will be applied and accrue daily based on the value of the Income Select 10 Basket at the end of the previous day on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Income Select 10 Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income on the Income Select 10 Basket for that quarterly calculation period. The Basket Adjustment Factor will accrue to the benefit of the Calculation Agent and the Distributor as described herein. Because the value of the Income Select 10 Basket reflects the reduction of the Basket Adjustment Factor, the return on an investment in the "covered call" strategy (as described in the section entitled "Description of the Income Select 10 Basket" in this prospectus supplement) represented by the Income Select 10 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a "covered call" strategy on the Income Select 10 Basket that did not include the Basket Adjustment Factor.

What does the Reference Index rebalancing "formula" do and when will the Reference Index undergo reallocations among the Index Components?

      The Reference Index rebalancing formula (the "formula") determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the "Targeted Exposure"), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

      An "Allocation Determination Event" will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Index Business Day and (ii) the Targeted Exposure, is greater than 5% of the Targeted Exposure. In addition, if at any time during any Index Business Day the closing level of the DJIA has declined from its closing level on the previous Index Business Day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

      In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

      In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to the section entitled "Risk Factors--Risk Factors Relating to the PROCEEDS and the Reference Index--Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units" in this prospectus supplement.

      For a detailed description of the formula and the Targeted Exposure, see the section entitled "The Income Select 10 PROCEEDS Index--Reallocation of the hypothetical funds tracked by the Reference Index" in this prospectus supplement.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

      If the "Cushion", a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any Business Day (a "Defeasance Event"), the formula will not allocate any hypothetical funds to the Basket Units. The "Floor Level" for any date will equal the value of a $100 face value hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates, plus the Fee Protection Factor (as described under the section entitled "The Income Select 10 PROCEEDS Index--Reallocation of hypothetical funds tracked by the Reference Index--Allocation Determination Events" in this prospectus supplement), if any.

      Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $1,000 principal amount per unit (except as described under the section entitled "The Income Select 10 PROCEEDS Index--Defeasance Events" in this prospectus supplement). This means that, while a holder of hypothetical Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is "leveraging" and how are the Leverage Units used?

      The Leverage Units represent a hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index's exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the Income Select 10 Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Income Select 10 Basket. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Income Select 10 Basket. For risks associated with the use of hypothetical borrowed funds, see the section entitled "Risk Factors--Risk Factors Relating to the PROCEEDS and the Reference Index--The use of leverage may adversely affect the Supplemental Redemption Amount" in this prospectus supplement.

How has the Reference Index performed historically?

      The Reference Index will not exist until the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Index during six different five year periods beginning April 30, 1994, 1995, 1996, 1997, 1998 and 1999. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated, assuming the Reference Index was created on the first day of each five year period with a level of 97. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical values, please refer to the section entitled "The Income Select 10 PROCEEDS Index--Hypothetical Historical Data on the Reference Index" in this prospectus supplement. Any historical upward or downward trend in the levels of the Reference Index during the periods presented is not an indication that the Reference Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

What are the Income Select 10 Stocks and how are the Income Select 10 Stocks determined?

      The Income Select 10 Stocks are the top ten dividend yielding stocks in the DJIA with the highest annualized dividend yields, as determined by the Calculation Agent. The Income Select 10 Stocks were originally determined on April 30, 2004. The Income Select 10 Stocks will be reconstituted on April 30th of each year, the anniversary of the date the Income Select 10 Stocks were first determined or, under certain circumstances, on a day shortly after the anniversary date, as described in this prospectus supplement. For more specific information about the Income Select 10 Stocks and their reconstitution, see the section entitled "Description of the Income Select 10 Basket--Determination of the Income Select 10 Stocks" in this prospectus supplement.

      The PROCEEDS are senior unsecured debt obligations of ML&Co. and an investment in the PROCEEDS does not entitle you to any ownership interest in the Income Select 10 Stocks.

What is the "Income Select 10 Basket" and what does it measure?

      The Income Select 10 Basket is designed to track the performance of a hypothetical "covered call" strategy for the Income Select 10 Stocks. A "covered call" strategy on a portfolio is an investment strategy in which an investor:

      o  buys stocks; and
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      o sells call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

      A "covered call" strategy provides income from option premiums, or the value of the option when it is priced, helping to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in the appreciation of a stock beyond the option's exercise price. Thus, in a period of significant stock market increases, a "covered call" strategy will tend to produce lower returns than ownership of the related stock. See the section entitled "Risk Factors--Risk Factors Relating to the Basket Units--The appreciation of the Income Select 10 Basket will be capped due to the `covered call' strategy" in this prospectus supplement.

      The value of the Income Select 10 Basket is based on hypothetical purchases of the Income Select 10 Stocks, including dividends on those stocks, and hypothetical premiums on call options sold on each of those stocks, as reduced by a pro rata portion of the Basket Adjustment Factor.

      An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Income Select 10 Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the Income Select 10 Basket?

      The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled "Description of the Income Select 10 Basket--Hypothetical Call Options--Valuation of Hypothetical Call Options" in this prospectus supplement.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the PROCEEDS over their term based upon an estimated yield for the PROCEEDS, even though you may not receive any variable quarterly interest payments or any other cash payments from us prior to the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This estimated yield is neither a prediction nor a guarantee of what either the actual variable quarterly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual variable quarterly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have
determined that this estimated yield will equal      % per annum, compounded
quarterly.

      For further information, see the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the PROCEEDS be listed on a stock exchange?

      The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review the section entitled "Risk Factors--A trading market for the PROCEEDS is not expected to develop" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. MLPF&S intends to offer the PROCEEDS to Wells Fargo Investments, LLC, as the dealer in the initial distribution of the PROCEEDS (the "Distributor").

      After the initial offering, MLPF&S currently intends to buy and sell the PROCEEDS to create a secondary market for holders of the PROCEEDS, and may stabilize or maintain the market price of the PROCEEDS during the initial distribution of the PROCEEDS. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

      MLI, as Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI as Calculation Agent and its other business activities or its affiliation with ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission (the "SEC"), which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.
------------------------------------------------------------------------------

                                 RISK FACTORS

      Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell your PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

      You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in the PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

         RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

      The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates or insufficient gains by the Basket Units to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

      Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred
substantial economic opportunity losses. Initially, we expect that between    %
and     % of the hypothetical funds will be allocated to the Zero Coupon Bond
Units.

The performance of the Basket Units may exceed the performance of the Reference Index

      The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula. Accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

      Initially, we expect that between     % and      % of the hypothetical
funds tracked by the Reference Index will be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase or decrease during the term of the PROCEEDS, depending upon the performance of the Basket Units, the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

      Because the formula is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should the allocation to the Basket Units be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $1,000 principal amount per unit. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

      The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index's hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount of the PROCEEDS may represent a yield less than the yield you would earn if you invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

      Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may adversely affect the Supplemental Redemption Amount

      The Targeted Exposure may be as much as 150% pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount

      The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units or low interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount.

Fees, deductions and charges will reduce the Supplemental Redemption Amount

      Your return on the PROCEEDS will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be reflected in the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor and the Daily Leverage Charge. See the section entitled "Fees, Deductions and Charges" in this prospectus supplement. Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing Date. See the section entitled "Fees, Deductions and Charges--Implicit Sales Charge" in this prospectus supplement. In addition, the value of the Income Select 10 Basket will reflect the reduction of the Basket Adjustment Factor which, if the Reference Index includes Basket Units, will reduce the level of the Reference Index over the term of the PROCEEDS by reducing the value of the Basket Units. See the section entitled "Fees, Deductions and Charges" in this prospectus supplement. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the maturity date will be less than it would have been absent these fees, deductions and charges.

Potential conflicts of interest may arise

      We may face possible conflicts of interest in connection with our obligations under the PROCEEDS. We may presently, or from time to time, engage in investment banking and other activities for or provide services to the Income Select 10 Companies (as defined herein) or trade in the Income Select 10 Stocks for its own account or for the account of others. In particular, potential investors should note that our affiliates may execute transactions on behalf of Income Select 10 Companies regularly in various capacities, and may extend loans or act in an advisory capacity. All of these activities may result in conflicts of interest with respect to the financial interests of our affiliates and your financial interests.

      The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units.

      The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLI, potential conflicts of interest could arise.

      We have entered into an arrangement with MLI to hedge the market risks associated with our obligations in connection with the PROCEEDS. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

The level of the Reference Index on the Valuation Date must be more than 3.1% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the maturity date

      The Starting Value will be 97. As a result, the level of the Reference Index must increase by more than 3.1% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

      The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income held in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any quarterly calculation period (except the last quarterly calculation period before the maturity date), you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See the section entitled "Description of the PROCEEDS--Interest" in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

      Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, such payment may represent a yield less than the yield an investor would have earned if the investor had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

A trading market for the PROCEEDS is not expected to develop

      The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making such bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until maturity.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities tracked by the Index Components

      You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or Income Select 10 Stocks.

Changes in our credit ratings may affect the value of the PROCEEDS

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

      You should consider the tax consequences of investing in the PROCEEDS. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                   RISK FACTORS RELATING TO THE BASKET UNITS

Volatility of the markets may adversely affect the value of the Basket Units

      Movements in the value of the Income Select 10 Stocks and the relevant options in the Income Select 10 Basket tracked by the Basket Units may be volatile from month to month. High volatility of the Basket Units will increase the likelihood of larger allocation changes among the Index Components upon an Allocation Determination Event (as described in the section entitled "The Income Select 10 PROCEEDS Index--Reallocation of the Hypothetical Funds tracked by the Reference Index--Allocation Determination Events" in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in selling Basket Units at a time when prices for those sales are unfavorable due to prevailing market conditions.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

      The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of an Index Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Index Business Day, but any necessary reallocation will be effected at the close of business on the Index Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

      o the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Income Select 10 Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

      o the Reference Index will not participate in as fully any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

      o the Calculation Agent may effect a greater or lesser allocation of the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Index Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

      For purposes of determining the occurrence of an Allocation
Determination Event, the value of hypothetical call options in the Income Select 10 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

      o deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

      o deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See the section entitled "Description of the Income Select 10 Basket--Hypothetical Call Options--Valuation of Call Options" in this prospectus supplement.

The appreciation of the Income Select 10 Basket will be capped due to the "covered call" strategy

      Because the exercise price of each hypothetical call option limits the portion of any appreciation in the value of each Income Select 10 Stock to the amount by which the exercise price exceeds the price of the related stock at the time the call option is priced, the Income Select 10 Basket will not participate as fully in the appreciation of the Income Select 10 Stocks as would a direct investment in those stocks. If the value of a Income Select 10 Stock increases by an amount greater than the amount by which the exercise price exceeds the price of that stock at the time the call option is priced, the value of the Income Select 10 Basket will be less than it would be if it reflected a direct investment in that stock.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each quarterly calculation period and may cause an Allocation Determination Event

      The value of Basket Unit Income will be removed from the value of the Income Select 10 Basket on the last day of each quarterly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the prices of any of the Income Select 10 Stocks have not fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See the section entitled "--Risk Factors Relating to the PROCEEDS and the Reference Index--Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units" above.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the value of the DJIA may not prevent significant losses in the value of the Basket Units

      If at any point during an Index Business Day the value of the DJIA declines from its closing value on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Basket Units because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

      In addition, the Income Select 10 Basket does not include all of the stocks in the DJIA. As a result, the Income Select 10 Basket (and therefore the Basket Units) may decline at a faster rate than the DJIA, resulting in a decline in the value of the Basket Units in excess of 10% before the implementation of a reallocation during that Index Business Day. In addition, the value of the Basket Units may decline by more than 10% during an Index Business Day even though the DJIA does not decline by 10% or more during that day. In these circumstances, the Calculation Agent will not determine whether an Allocation Determination Event has occurred until the following Index Business Day and will not effect any reallocation until the close of business on that following Index Business Day.

The use of leverage may increase the risk of loss in the value of the Basket
Units

      If the Index Components include Leverage Units, your PROCEEDS will be exposed to a greater degree of risk than that represented by Basket Units alone. Accordingly, a small downward movement in the value of the Basket Units may result in a significantly larger reduction in the Reference Index.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Income Select 10 Stocks or futures or option contracts on the Income Select 10 Stocks for our own accounts for business reasons and may enter into these transactions in connection with hedging our obligations under the PROCEEDS. These transactions could affect the price of the Income Select 10 Stocks, the value of the Income Select 10 Basket and, in turn, the level of the Reference Index in a manner that would be adverse to your investment in the PROCEEDS.

You must rely on your own evaluation of the merits of an investment linked to the Income Select 10 Stock

      In the ordinary course of their businesses, affiliates of ML&Co. from time to time express views on the Income Select 10 Companies and expected movements in the value of the Income Select 10 Stock and these views are sometimes communicated to clients. However, these views may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in equity markets may at any time have significantly different views from those of our affiliates. For reasons such as these, we believe that most investors in the PROCEEDS derive information concerning the Income Select 10 Stocks from multiple sources.

      In connection with your purchase of the PROCEEDS, you should investigate the Income Select 10 Companies and not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future interest rate movements and other factors. You should make such investigation as you deem appropriate as to the merits of an investment which is based in part on the value of the Income Select 10 Stocks. Neither the offering of the PROCEEDS nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future price movements constitutes a recommendation as to the merits of an investment in the PROCEEDS.

There is no affiliation between ML&Co. and the Income Select 10 Companies

      We are not affiliated with the Income Select 10 Companies, and the Income Select 10 Companies have not authorized or approved the PROCEEDS and have no financial or legal obligations relating to the PROCEEDS or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the PROCEEDS into consideration for any reason. The Income Select 10 Companies will not receive any of the proceeds of the offering of the PROCEEDS and are not responsible for, and has not participated in, the offering of the PROCEEDS and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the PROCEEDS.

      Neither ML&Co., MLI nor MLPF&S have conducted any due diligence inquiry with respect to the Income Select 10 Companies in connection with the offering of the PROCEEDS; and they make no representation as to the completeness or accuracy of publicly available information regarding the Income Select 10 Companies or as to the future performance of the Income Select 10 Stocks. Any prospective purchaser of the PROCEEDS should undertake such independent investigation of the Income Select 10 Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the PROCEEDS.

                          DESCRIPTION OF THE PROCEEDS

      ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The PROCEEDS will mature on May , 2010.

      The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any beneficial owner before the maturity date. If an Event of Default occurs with respect to the PROCEEDS, holders of the PROCEEDS may accelerate the maturity of the PROCEEDS, as described under the section entitled "--Events of Default and Acceleration" in this prospectus supplement and the section entitled "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $1,000 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled "Description of the Debt Securities--Depository" in the accompanying prospectus.

      The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

      The maturity date for the PROCEEDS is May , 2010. On the maturity date, a beneficial owner of a PROCEEDS will be entitled to receive the principal amount, in addition to any interest payment due, of that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a beneficial owner will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

      The "Supplemental Redemption Amount" for a PROCEEDS will be determined by the Calculation Agent and will equal:

      principal amount of each PROCEEDS ($1,000 per unit) x

                         (     Ending Value - Threshold Value     )
                         ( -------------------------------------- )
                         (             Threshold Value            )

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Ending Value" will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

      The "Threshold Value" equals 100.

      The "Starting Value" equals 97, the level at which the Reference Index will be set on the date the PROCEEDS are priced for initial sale to the public (the "Pricing Date").

      The "Valuation Date" will be the seventh scheduled Index Business Day before the maturity date, or if that day is not an Index Business Day, the next Index Business Day; provided, however, that if no Index Business Days occur between the seventh scheduled Index Business Day before the maturity date and the second scheduled Index Business Day before the maturity date due to the occurrence of a Market Disruption Event, the Valuation Date will be the second scheduled Index Business Day before the maturity date, regardless of the occurrence or continuance of a Market Disruption Event.

      An "Index Business Day" means a day, as determined by the Calculation Agent, on which securities comprising more than 80% of the value of the Income Select 10 Basket on that day are capable of being traded on their respective relevant exchanges during the one-half hour before the determination of the closing level of the Reference Index for that day.

      Because the Starting Value is 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

Interest

      The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the third Business Day following each Commencement Date and on the maturity date. A "Commencement Date" is each February 1, May 1, August 1 and November 1, beginning August 1, 2005. If a Commencement Date falls on a day that is not a Business Day, the Commencement Date will be the next succeeding Business Day. If an interest payment date falls on a day that is not a Business Day, the interest payment, if any, to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will be paid as a result of the delayed payment. A "Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each quarterly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the "Basket Unit Income") will be based on the cash dividends in respect of the Income Select 10 Stocks and the value of premiums in respect of call options on those stocks. See the section entitled "Description of the Income Select 10 Basket--Calculation of the Value of the Income Select 10 Basket" in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

      The interest payment on the PROCEEDS, if any, for any quarterly calculation period will be based on figures determined on the last Business Day of a quarterly calculation period and will equal:

      Number of Basket Units x Adjusted Quarterly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the last day of any quarterly calculation period, except the last quarterly calculation period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount. For a description of how the Adjusted Quarterly Income is calculated, see the section entitled "Description of the Income Select 10 Basket--Calculation of the Value of the Income Select 10 Basket" in this prospectus supplement.

      Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided, that the initial quarterly calculation period will commence on, and include, May , 2005 and the final quarterly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any quarterly calculation period with respect to which interest is paid will be the interest payment date following the last day of the applicable quarterly calculation period or, with respect to the final quarterly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Business Day immediately following the last day of the applicable quarterly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Business Day succeeding the last day of the applicable quarterly calculation period.

      As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the Basket Unit Income. However, if at the close of business on the last day of any quarterly calculation period (except the last quarterly calculation period before the maturity date), the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Calculation Agent will be deemed to reinvest the value of any Basket Unit Income relating to that quarterly calculation period in the Basket Units at the close of business on the first Index Business Day of the next quarterly calculation period (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that quarterly calculation period. See the section entitled "The Income Select 10 PROCEEDS Index--Calculation of The Reference Index--Reinvestment of the Basket Unit Income" in this prospectus supplement.

      If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following a Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See the section entitled "Risk Factors--Risk Factors Relating to the PROCEEDS and the Reference Index--Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units" in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

      If the value (including a closing value) of any component of the Reference Index is unavailable on any Index Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

      o the value of any Income Select 10 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that stock obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

      o the value of any hypothetical call option related to a stock underlying the Income Select 10 Basket for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

      o the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed-income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; or

      o the value, if any, of the Leverage Units will be calculated as described in the section entitled "The Income Select 10 PROCEEDS Index" in this prospectus supplement.

      The Calculation Agent will use the value of the Income Select 10 Stocks and the related hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled "The Income Select 10 PROCEEDS Index--Reallocation of the Hypothetical Funds tracked by the Reference Index" in this prospectus supplement.

      The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Index Business Days on which a Market Disruption Event is occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

      "Market Disruption Event" means either of the following events as determined by the Calculation Agent:

      (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Reference Index; or

      (B) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option contracts or futures contracts related to 20% or more of the stocks which then comprise the Reference Index.

      For the purpose of determining whether a Market Disruption Event has occurred:

      (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

      (2) a suspension in trading in a futures or option contract on a stock which then comprises a part of the Income Select 10 Basket by the primary securities market trading in the options contracts related to such stock by reason of (a) a price change exceeding limits set by the securities exchange or market, (b) an imbalance of orders relating to those contracts on the stock, or (c) a disparity in bid and ask quotes relating to those contracts on the stock, will constitute a suspension or material limitation of trading in futures or option contracts related to that stock; and

      (3) a suspension of, absence of or material limitation on trading on the primary securities market on which futures or option contracts on a stock which then comprises a part of the Income Select 10 Basket are traded will not include any time when that securities market is closed for trading under ordinary circumstances.

      (4) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under New York Stock Exchange (the "NYSE") Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered "material".

      As a result of terrorist attacks the financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Reference Index would not have been available for those dates. Those market closures would have constituted Market Disruption Events.

      All determinations made by the Calculation Agent are to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

      In case an Event of Default (as described under "Description of Debt Securities--Events of Default" in the accompanying prospectus) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a beneficial owner of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See the section entitled "--Payment on the maturity date" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a PROCEEDS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the PROCEEDS plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the PROCEEDS.

      In case of default in payment of the PROCEEDS, whether at the stated maturity date or upon acceleration, from and after that date the PROCEEDS will
bear interest, payable upon demand of their holders, at the rate of     % per
annum, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for.

                         FEES, DEDUCTIONS AND CHARGES

      Your return on the PROCEEDS will reflect the deductions of the following costs over the term of the PROCEEDS.

Direct Fees, Deductions and Charges

      The following will be deducted from the level of the Reference Index over the term of the PROCEEDS:

            Index Adjustment Factor. The level of the Reference Index will reflect a 1.5% per annum annual reduction (the "Index Adjustment Factor") that will be applied and accrue daily on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. A portion of the Index Adjustment Factor equal to 0.70% per annum will accrue to the benefit of the Distributor and the remainder will accrue to the benefit of the Calculation Agent. The Index Adjustment Factor will remain at 1.5% per annum for so long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply.

            Daily Leverage Charge. To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the "Daily Leverage Charge"). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by Federal Funds rate on the applicable day plus .5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

            "Federal Funds rate" means:

            (1) the rate on any day for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service ("Bloomberg Page FEDL"); or

            (2) if the rate referred to in clause (1) does not appear on
                Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)"; or

            (3) if the rate referred to in clause (2) is not published by 3:00
                P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

            (4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

            Implicit Sales Charge. An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97, while the Threshold Value will equal 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.1% for you to receive an amount in excess of $1,000 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Indirect Fees, Deductions and Charges

            Basket Adjustment Factor. The value of the Income Select 10 Basket will reflect a 0.75% per annum reduction that will be applied and accrue daily based on the value of the Income Select 10 Basket at the end of the previous day on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Income Select 10 Basket at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income for that quarterly calculation period. A portion of the hypothetical value of the Basket Adjustment Factor equal to 0.375% per annum will accrue to the benefit of the Distributor and the reminder will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Income Select 10 Basket, the return on an investment in the "covered call" strategy represented by the Income Select 10 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a "covered call" strategy on the Income Select 10 Basket that did not include the Basket Adjustment Factor.

                      THE INCOME SELECT 10 PROCEEDS INDEX

      The Income Select 10 PROCEEDS Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event has not occurred, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under "--Reallocation of the Hypothetical Funds tracked by the Reference Index", that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units, prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

      The Index Components are defined as follows:

            Each "Basket Unit" will track the value of an initial $100 hypothetical investment in the Income Select 10 Basket. The "Income Select 10 Basket" is a hypothetical investment in a "covered call" strategy in which (i) the Income Select 10 Stocks are purchased and (ii) call options on the Income Select 10 Stocks are sold on a quarterly basis for a three month term. The Income Select 10 Stocks consist of the top ten dividend yielding stocks in the DJIA, reconstituted annually, as determined by the Calculation Agent. The hypothetical income on each Basket Unit will equal a pro rata share of the Basket Unit Income on the Income Select 10 Basket.

            Each "Zero Coupon Bond Unit" will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

            Each "Leverage Unit" will track the value of $1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

      The PROCEEDS are senior unsecured debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

      We anticipate that the initial allocations of hypothetical funds to the
Index Components as set on the Pricing Date will be between     % and      % in
Basket Units, between     % and      % in Zero Coupon Bond Units and 0% in
Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

      A "Defeasance Event" will have been deemed to have occurred if the Cushion is less than 1% on any Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

      If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS. If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

      Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $1,000 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

      The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published daily on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of approximately 4:00 p.m. (New York City time) on any Business Day.

      The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of
the Reference Index will be set to 97 on the Pricing Date, with between     %
and      % of the hypothetical funds expected to be allocated to the Basket
Units, between     % and      % of the hypothetical funds expected to be
allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Index Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

      In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the first Index Business Day of the next quarterly calculation period, as described below under "--Reinvestment of the Basket Unit Income".

      The level of the Reference Index on any day that is not an Index Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the level of the Income Select 10 Basket on that day.

Reinvestment of the Basket Unit Income

      At the close of business on the last day of each quarterly calculation period (except for the last quarterly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that quarterly calculation period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the first Index Business Day of the next quarterly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under "Description of the Income Select 10 Basket--Calculation of the Value of the Income Select 10 Basket').

Reallocation of the hypothetical funds tracked by the Reference Index

      After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

      An "Allocation Determination Event" will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Index Business Day and (ii) the Targeted Exposure, is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the "Maximum Leverage"). In general, the Targeted Exposure may decrease following decreases in the value of the Income Select 10 Basket or increases in the Floor Level (due to interest rate decreases).

      The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the "Targeted Exposure") upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the "Last Value"), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

      The Targeted Exposure will equal:

                Cushion x Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

      The "Cushion" equals the (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

      The "Floor Level" for any date will equal the value of a $100 face value hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates, plus the Fee Protection Factor, if any.

      The "Trading Multiple" is set at 5.0.

      The "Fee Protection Factor" will increase the Floor Level when the then current value of the Zero Coupon Bond Units ("ZCBU Value") equals 90% or more of the Last Value. In that case, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

       .50 x the number of years to the maturity date x Zero Coupon Bond
                               Unit Contribution

where the number of years to the maturity date allows for fractional years and the "Zero Coupon Bond Unit Contribution" equals:

               (       (    Last Value - ZCBU Value    ) )
               ( 10% - ( ----------------------------- ) ) / 9%
               (       (          Last Value           ) )

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of the Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one. Because the Fee Protection Factor is included in the Floor Level, upon the occurrence of the Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index will reflect an implicit reduction equal to the value of the Fee Protection Factor. In the circumstance described in the two preceding sentences a portion equal to 0.25 of the Fee Protection Factor will accrue to the benefit of the Distributor and the remainder of the Fee Protection Factor will accrue to the benefit of the Calculation Agent.

      The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or less than 10% greater than the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, inclusive of all fees, deductions and charges described under the section entitled "Fees, Deductions and Charges" in this prospectus supplement.

      The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Index Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Income Select 10 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See the section entitled "Description of the Income Select 10 Basket--Hypothetical Call Options--Valuation of Call Options" in this prospectus supplement.

      The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Index Business Days on which any Market Disruption Event is occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

      If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Index Business Day. At the close of business on the Index Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

      The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

   Reallocation procedures

      Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Index Business Day. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the last day of any quarterly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that quarterly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See the section entitled "Risk Factors--Risk Factors Relating to the Basket Units--The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event for purposes of effecting a reallocation" and the section entitled "Description of the Income Select 10 Basket--Hypothetical Call Options--Valuation of Hypothetical Call Options" in this prospectus supplement.

      If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

      The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

      If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

      The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

      The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Index Business Day and any necessary reallocation will be effected at the close of business on the Index Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

      o the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Income Select 10 Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

      o the Reference Index may not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

      o the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Index Business Day.

      See the section entitled "Risk Factors--Risk Factors Relating to the PROCEEDS and the Reference Index--There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index" in this prospectus supplement.

   Reallocation upon the occurrence of Defeasance Events

      Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

      If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See the section entitled "Risk Factors--Risk Factors Relating to the PROCEEDS and the Reference Index--The performance of the Basket Units may exceed the performance of the Reference Index" in this prospectus supplement.

   Reallocation following a 10% decrease in the level of the Dow Jones Industrial Average

      If at any time during any Index Business Day the level of the DJIA has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Index Business Day that such decline was first determined to have occurred, so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under the section entitled "--Reallocation of the Hypothetical Funds tracked by the Reference Index" above. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occurred at the beginning of that Index Business Day, the reallocation of hypothetical funds determined in connection with that Allocation Determination Event will be disregarded.


-----------------------------------------------------------------------------------------------------------
   Allocation Determination Events--Hypothetical Examples

      The following are seven hypothetical examples of the effects of Allocation Determination Events.
These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an
Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of
100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED
BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

      An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the
Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

Before Reallocation:                                 After Reallocation:
  Level of the Reference Index:  107.50                Level of the Reference Index:  107.50
  Floor Level:  86.00                                  Floor Level:  86.00
  Cushion:  approximately 20%                          Targeted Exposure:  100%
  Amount Allocated to Basket Units:  75.00             Amount Allocated to Basket Units:  107.50
  Amount Allocated to Zero Coupon Bond Units:          Amount Allocated to Zero Coupon Bond Units:  0.00
    32.50                                              Amount Allocated to Leverage Units:  0.00
  Amount Allocated to Leverage Units:  0.00



EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE
ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

      An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is
greater than 100%, the Leverage Units must be used.

Before Reallocation:                                 After Reallocation:
  Level of the Reference Index:  110.00                Level of the Reference Index:  110.00
  Floor Level:  86.00                                  Floor Level:  86.00
  Cushion:  approximately 21.82%                       Targeted Exposure:  approximately 109.09%
  Amount Allocated to Basket Units:  86.00             Amount Allocated to Basket Units:  120.00
  Amount Allocated to Zero Coupon Bond Units:          Amount Allocated to Zero Coupon Bond Units:  0.00
    24.00                                              Amount Allocated to Leverage Units:  10.00
  Amount Allocated to Leverage Units:  0.00

-----------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------
EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE
ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

      An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at
the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation:                                 After Reallocation:
  Level of the Reference Index:  123.35                Level of the Reference Index:  123.35
  Floor Level:  86.00                                  Floor Level:  86.00
  Cushion:  approximately 30.28%                       Targeted Exposure:  150.00%
  Amount Allocated to Basket Units:  165.00            Amount Allocated to Basket Units:  185.03
  Amount Allocated to Zero Coupon Bond Units:  0.00    Amount Allocated to Zero Coupon Bond Units:  0.00
  Amount Allocated to Leverage Units:  41.65           Amount Allocated to Leverage Units:  61.68



EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND
THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

      An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.  The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

Before Reallocation:                                 After Reallocation:
  Level of the Reference Index:  101.25                Level of the Reference Index:  101.25
  Floor Level:  86.00                                  Floor Level:  86.00
  Cushion:  approximately 15.06%                       Targeted Exposure:  approximately 75.31%
  Amount Allocated to Basket Units:  109.50            Amount Allocated to Basket Units:  76.25
  Amount Allocated to Zero Coupon Bond Units:  0.00    Amount Allocated to Zero Coupon Bond Units:
  Amount Allocated to Leverage Units:  8.25              25.00
                                                       Amount Allocated to Leverage Units:  0.00




EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

      An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

Before Reallocation:                                 After Reallocation:
  Level of the Reference Index:  101.25                Level of the Reference Index:  101.25
  Floor Level:  86.00                                  Floor Level:  86.00
  Cushion:  approximately 15.06%                       Targeted Exposure:  approximately 75.31%
  Amount Allocated to Basket Units:  90.00             Amount Allocated to Basket Units:  76.25
  Amount Allocated to Zero Coupon Bond Units:          Amount Allocated to Zero Coupon Bond Units:
    11.25                                                25.00
  Amount Allocated to Leverage Units:  0.00            Amount Allocated to Leverage Units:  0.00

-----------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE
AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND
UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

      Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket
Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the
PROCEEDS.

Before Reallocation:                                After Reallocation:
  Level of the Reference Index:  86.35                Level of the Reference Index:  86.00
  Floor Level:  86.10*                                Floor Level:  86.35
  Cushion:  0.41%                                     Targeted Exposure:  0.00%
  Amount Allocated to Basket Units:  4.00             Amount Allocated to Basket Units:  0.00
  Amount Allocated to Zero Coupon Bond Units:         Amount Allocated to Zero Coupon Bond Units:
    82.35                                               86.00
  Amount Allocated to Leverage Units:  0.00           Amount Allocated to Leverage Units:  0.00

* Reflects an increase due to the Fee Protection Factor.




EXAMPLE 7:  A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE
AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON
BOND UNITS IN THE REFERENCE INDEX IS LESS THAN THE FLOOR LEVEL

      Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:                                After Reallocation:
  Level of the Reference Index:  85.50                Level of the Reference Index:  86.00
  Floor Level:  86.10*                                Floor Level:  86.10
  Cushion:  -0.58%                                    Targeted Exposure:  0.00%
  Amount Allocated to Basket Units:  5.00             Amount Allocated to Basket Units:  0.00
  Amount Allocated to Zero Coupon Bond Units:         Amount Allocated to Zero Coupon Bond Units:
    80.50                                               86.00
  Amount Allocated to Leverage Units:  0.00           Amount Allocated to Leverage Units:  0.00

* Reflects an increase due to the Fee Protection Factor.

-----------------------------------------------------------------------------------------------------------


Hypothetical Historical Data on the Reference Index

      The following tables and graphs set forth hypothetical historical levels of the Reference Index, quarterly income and the Income Select 10 Basket price return (excluding dividends) at the end of each month during six different five year periods beginning April 30, 1994, 1995, 1996, 1997, 1998 and 1999. This hypothetical historical information has been calculated as if the Reference Index and each Index Component had existed during that period. For purposes of these calculations, the stocks underlying to the Income Select 10 Basket have been selected from the stocks comprising the DJIA as of April 30th of each year from 1994 to 2004.

      The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index during the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

      The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing value of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments during the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and quarterly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and quarterly income.

      The calculations assume that:

      o the Reference Index was created on the first Business Day of each five year period with a level of 97;

      o the Income Select 10 Basket was reconstituted annually on April 30th of each year, or on an alternate date shortly after each April 30th, as described below;

      o upon the occurrence of a spin-off, a stock dividend or a special cash dividend related to any Income Select 10 Stock, the adjusted price reported on Bloomberg which adjusts for that spin-off, stock dividend or special cash dividend was used to reflect the impact of the spin-off, stock dividend or special cash dividend for that Income Select 10 Stock as well as the call option related to that Income Select 10 Stock;

      o the value of any rights offering or issuances, including any rights triggered by the making of an offer to purchase a certain percentage of the issued and outstanding shares of a Income Select 10 Stock (e.g., poison pill rights), was zero;

      o the maximum exercise price of any hypothetical call option was 175% of the last price of the related stock as reported on Bloomberg for the day the hypothetical call option was priced;

      o where the implied volatility of any hypothetical call option was unavailable for any day and no implied volatility for that hypothetical call option was available for any previous day, the implied volatility of that hypothetical call option was equal to the median value of all hypothetical call implied volatilities in the Income Select 10 Basket for which a value was available on that day;

      o reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or mid-swap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

      The following hypothetical historical values have not been verified by an independent third party. The options values were calculated using approximately 93% of the historical implied mid-volatility available on Bloomberg for the 3 months comparable listed options, the historical short-term mid-interest rates available on Bloomberg and the historical dividend yield available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero Coupon Bond Units were taken from Bloomberg. Quarterly income represents the hypothetical historical interest paid per $1,000 principal amount per unit.


                                                1994                                                1995
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
    Five Year Period         Reference                         Select 10        Reference                          Select 10
       Beginning               Index          Quarterly          Price            Index          Quarterly           Price
     April 30, 1994            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                        96.43         26.80              102.32
February.....                                                                       100.44           --               105.79
March........                                                                       102.69           --               107.80
April........                     97.00          --               100.00            101.42         23.70              107.03
May..........                     98.20          --               101.02            104.45           --               109.98
June.........                     96.58          --               100.06            103.74           --               109.58
July.........                     96.23         32.50             100.13            102.61         29.00              109.00
August.......                    100.00          --               103.25            101.71           --               108.45
September....                     98.99          --               102.81            108.88           --               115.28
October......                     99.47         37.70             103.47            106.25         27.60              113.42
November.....                     94.57          --               100.25            112.36           --               118.85
December.....                     95.20          --               101.04            113.01           --               119.73


                                                1996
                          -------------------------------------------------
                                                                Income
    Five Year Period         Reference                         Select 10
       Beginning               Index          Quarterly          Price
     April 30, 1994            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    111.02         33.50             118.53
February.....                    113.57          --               120.94
March........                    114.59          --               121.93
April........                    112.96         39.50             121.04
May..........                    116.33          --               124.15
June.........                    118.18          --               125.76
July.........                    110.62         35.20             120.40
August.......                    112.24          --               122.12
September....                    115.82          --               125.42
October......                    114.45         39.50             125.00
November.....                    121.04          --               130.87
December.....                    122.96          --               132.77




                                                1997                                                1998
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                    122.83         39.40             133.00            122.51         45.60              138.48
February.....                    124.23          --               134.35            132.13           --               146.66
March........                    121.30          --               132.48            138.04           --               151.54
April........                    119.18         44.20             131.54            131.91         50.40              147.39
May..........                    127.02          --               138.09            127.69           --               144.36
June.........                    130.41          --               140.91            126.45           --               144.06
July.........                    130.42         46.40             141.29            125.47         44.80              143.65
August.......                    126.79          --               139.00            110.22           --               126.20
September....                    135.97          --               146.05            115.18           --               134.07
October......                    124.65         50.30             138.23            118.27         27.90              139.25
November.....                    130.55          --               143.31            121.85           --               144.53
December.....                    131.25          --               144.41            123.45           --               146.92


                                                1999
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    116.36         26.20             138.44
February.....                    114.00          --               135.11
March........                    114.57          --               136.71
April........                    117.03         24.90             141.66
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....


[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1994 to April 1999.]


                                                1995                                                1996
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
    Five Year Period         Reference                         Select 10        Reference                          Select 10
       Beginning               Index          Quarterly          Price            Index          Quarterly           Price
     April 30, 1995            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                       106.07         33.50              110.36
February.....                                                                       108.50           --               112.60
March........                                                                       109.28           --               113.52
April........                     97.00          --               100.00            107.74         37.50              112.70
May..........                     99.58          --               102.40            111.17           --               115.59
June.........                     98.83          --               102.02            112.92           --               117.10
July.........                     97.66         29.50             101.48            105.58         36.10              112.10
August.......                     96.78          --               100.97            107.37           --               113.71
September....                    103.98          --               107.34            111.10           --               116.78
October......                    101.40         26.50             105.60            110.14         40.10              116.39
November.....                    107.47          --               110.66            116.95           --               121.85
December.....                    108.11          --               111.47            119.03           --               123.62


                                                1997
                          -------------------------------------------------
                                                                Income
    Five Year Period         Reference                         Select 10
       Beginning               Index          Quarterly          Price
     April 30, 1995            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    118.88         39.50             123.83
February.....                    120.27          --               125.09
March........                    117.32          --               123.35
April........                    115.17         42.60             122.48
May..........                    123.04          --               128.58
June.........                    126.32          --               131.20
July.........                    126.33         45.00             131.55
August.......                    122.82          --               129.42
September....                    131.71          --               135.99
October......                    120.79         48.60             128.71
November.....                    126.82          --               133.44
December.....                    127.73          --               134.46





                                                1998                                                1999
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                    119.13         46.00             128.93            111.55         26.40              128.89
February.....                    128.97          --               136.55            108.91           --               125.80
March........                    134.60          --               141.10            109.49           --               127.29
April........                    128.52         49.90             137.23            111.98         25.20              131.89
May..........                    124.15          --               134.41            109.23           --               127.80
June.........                    122.63          --               134.13            109.57           --               128.71
July.........                    121.56         47.20             133.75            105.60         17.40              121.27
August.......                    105.62          --               117.51            105.71           --               121.15
September....                    110.62          --               124.83            103.94           --               116.31
October......                    113.64         27.10             129.65            102.37          8.20              110.38
November.....                    117.18          --               134.57            102.78           --               111.08
December.....                    118.78          --               136.80            102.75           --               110.29


                                                2000
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    102.00          --               105.35
February.....                    101.25          --                98.86
March........                    102.30          --               105.21
April........                    102.21         3.80              103.78
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....



[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1995 to April 2000.]


                                                1996                                                1997
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
    Five Year Period         Reference                         Select 10        Reference                          Select 10
       Beginning               Index          Quarterly          Price            Index          Quarterly           Price
     April 30, 1996            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                       104.90         33.90              109.60
February.....                                                                       105.98           --               110.71
March........                                                                       103.18           --               109.16
April........                     97.00          --               100.00            101.61         35.80              108.40
May..........                     99.39          --               102.30            107.90           --               113.79
June.........                    100.90          --               103.63            110.60           --               116.12
July.........                     94.70         29.00              99.21            110.62         38.70              116.43
August.......                     96.14          --               100.63            107.37           --               114.54
September....                     98.91          --               103.35            114.75           --               120.35
October......                     98.04         31.90             103.01            105.70         39.10              113.91
November.....                    103.31          --               107.84            110.24           --               118.10
December.....                    105.01          --               109.41            110.56           --               119.00


                                                1998
                          -------------------------------------------------
                                                                Income
    Five Year Period         Reference                         Select 10
       Beginning               Index          Quarterly          Price
     April 30, 1996            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    104.15         32.70             114.11
February.....                    111.18          --               120.85
March........                    115.59          --               124.87
April........                    110.78         40.00             121.45
May..........                    107.81          --               118.96
June.........                    106.81          --               118.71
July.........                    106.21         30.50             118.37
August.......                     95.81          --               104.00
September....                     99.68          --               110.48
October......                    101.59         17.30             114.74
November.....                    103.65          --               119.10
December.....                    104.62          --               121.07




                                                1999                                                2000
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                    100.13         16.60             114.08             93.64           --                93.24
February.....                     98.07          --               111.34             93.43           --                87.50
March........                     98.65          --               112.65             94.17           --                93.12
April........                    100.23         15.90             116.73             94.19           --                91.84
May..........                     98.52          --               113.11             94.48           --                92.02
June.........                     98.78          --               113.91             95.08           --                87.85
July.........                     96.05         11.30             107.33             95.74           --                86.89
August.......                     96.14          --               107.22             96.43           --                91.59
September....                     95.30          --               102.94             97.03           --                86.18
October......                     94.25          --                97.69             97.63           --                90.56
November.....                     94.49          --                98.31             98.21           --                88.78
December.....                     94.32          --                97.61             98.87           --                94.75


                                                2001
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                     99.62          --                95.82
February.....                    100.08          --                96.01
March........                    100.52          --                93.28
April........                    100.94          --                98.24
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....



[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1996 to April 2001.]




* A Defeasance Event occurred on June 16, 2000.


                                                1997                                                1998
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
    Five Year Period         Reference                         Select 10        Reference                          Select 10
       Beginning               Index          Quarterly          Price            Index          Quarterly           Price
     April 30, 1997            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                        99.36         32.90              105.03
February.....                                                                       106.39           --               111.24
March........                                                                       110.90           --               114.94
April........                     97.00          --               100.00            105.99         38.90              111.79
May..........                    103.07          --               104.74            102.97           --               109.49
June.........                    105.82          --               106.88            101.96           --               109.26
July.........                    105.82         37.70             107.16            101.34         30.70              108.95
August.......                    102.84          --               105.43             90.91           --                95.72
September....                    110.16          --               110.78             94.75           --               101.69
October......                    101.17         37.90             104.85             96.46         16.50              105.61
November.....                    105.44          --               108.70             98.30           --               109.62
December.....                    105.81          --               109.53             99.24           --               111.44


                                                1999
                          -------------------------------------------------
                                                                Income
    Five Year Period         Reference                         Select 10
       Beginning               Index          Quarterly          Price
     April 30, 1997            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                     94.92         16.60             105.00
February.....                     92.69          --               102.48
March........                     93.24          --               103.69
April........                     94.76         15.40             107.44
May..........                     92.82          --               104.11
June.........                     93.01          --               104.85
July.........                     90.10         10.80              98.79
August.......                     90.07          --                98.69
September....                     89.40          --                94.75
October......                     88.44          --                89.92
November.....                     88.45          --                90.48
December.....                     88.07          --                89.85




                                                2000                                                2001
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                     87.04          --                85.82             94.74           --                88.19
February.....                     86.90          --                80.54             95.30           --                88.37
March........                     87.66          --                85.71             95.90           --                85.86
April........                     87.58          --                84.54             96.25           --                90.43
May..........                     87.70          --                84.70             97.21           --                92.33
June.........                     88.55          --                80.86             97.58           --                91.45
July.........                     89.25          --                79.98             98.21           --                92.38
August.......                     90.09          --                84.31             98.75           --                89.56
September....                     90.86          --                79.32             99.57           --                83.45
October......                     91.50          --                83.36             99.97           --                76.82
November.....                     92.30          --                81.71            100.21           --                83.61
December.....                     93.47          --                87.21            100.40           --                85.30


                                                2002
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    100.59          --                84.70
February.....                    100.74          --                86.17
March........                    100.88          --                89.44
April........                    101.06          --                84.85
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....




[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1997 to April 2002.]






* A Defeasance Event occurred on June 23, 2000.


                                                1998                                                1999
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
    Five Year Period           Index          Quarterly          Price            Index          Quarterly           Price
     Beginning 1998            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                        87.94         12.10               93.69
February.....                                                                        85.78           --                91.44
March........                                                                        86.32           --                92.53
April........                     97.00          --               100.00             87.61         11.90               95.87
May..........                     94.19          --                97.70             85.67           --                92.90
June.........                     93.26          --                97.50             85.78           --                93.56
July.........                     92.72         25.00              97.22             83.31          8.60               88.15
August.......                     84.40          --                85.41             83.20           --                88.06
September....                     87.94          --                90.74             82.92           --                84.55
October......                     89.20         12.80              94.24             82.04           --                80.23
November.....                     90.51          --                97.82             81.99           --                80.74
December.....                     91.23          --                99.44             81.63           --                80.17


                                                2000
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
    Five Year Period           Index          Quarterly          Price
     Beginning 1998            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                     80.47          --                76.58
February.....                     80.52          --                71.86
March........                     81.15          --                76.48
April........                     81.13          --                75.43
May..........                     81.03          --                75.58
June.........                     82.33          --                72.15
July.........                     83.01          --                71.37
August.......                     84.00          --                75.23
September....                     84.92          --                70.78
October......                     85.49          --                74.38
November.....                     86.48          --                72.92
December.....                     88.01          --                77.82




                                                2001                                                2002
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                     89.57          --                78.70             96.63           --                75.58
February.....                     90.18          --                78.86             96.99           --                76.89
March........                     90.84          --                76.61             96.55           --                79.81
April........                     90.97          --                80.69             97.38           --                75.71
May..........                     92.19          --                82.38             98.61           --                76.09
June.........                     92.40          --                81.60             99.06           --                69.88
July.........                     93.68          --                82.44             99.41           --                63.50
August.......                     94.27          --                79.92             99.76           --                64.53
September....                     95.71          --                74.46             99.99           --                56.36
October......                     96.80          --                68.55            100.19           --                61.03
November.....                     96.34          --                74.60            100.36           --                67.41
December.....                     96.36          --                76.11            100.52           --                65.25


                                                2003
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    100.65          --                58.88
February.....                    100.75          --                57.84
March........                    100.87          --                57.04
April........                    100.98          --                60.17
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....




[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1998 to April 2003.]





* A Defeasance Event occurred on June 6, 2000.


                                                1999                                                2000
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
    Five Year Period         Reference                         Select 10        Reference                          Select 10
       Beginning               Index          Quarterly          Price            Index          Quarterly           Price
     April 30, 1999            Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                                                                        78.83          8.20               79.77
February.....                                                                        77.43           --                74.86
March........                                                                        79.07           --                79.67
April........                     97.00          --               100.00             78.33           --                78.58
May..........                     93.15          --                96.77             77.96           --                78.73
June.........                     93.53          --                97.46             78.39           --                75.16
July.........                     87.58         25.70              91.82             78.72           --                74.34
August.......                     87.40          --                91.73             80.25           --                78.36
September....                     84.57          --                88.07             80.24           --                73.73
October......                     81.66         12.00              83.58             80.95           --                77.48
November.....                     82.02          --                84.11             81.67           --                75.96
December.....                     81.23          --                83.51             83.73           --                81.06


                                                2001
                          -------------------------------------------------
                                                                Income
    Five Year Period         Reference                         Select 10
       Beginning               Index          Quarterly          Price
     April 30, 1999            Level           Income           Return
                          ---------------  ---------------  ---------------
January......                     85.22          --                81.98
February.....                     85.78          --                82.14
March........                     85.89          --                79.81
April........                     85.79          --                84.05
May..........                     86.83          --                85.82
June.........                     86.89          --                85.00
July.........                     88.66          --                85.87
August.......                     89.37          --                83.25
September....                     91.29          --                77.57
October......                     92.76          --                71.40
November.....                     91.68          --                77.71
December.....                     91.34          --                79.29




                                                2002                                                2003
                          -------------------------------------------------  -------------------------------------------------
                                                                Income                                              Income
                             Reference                         Select 10        Reference                          Select 10
                               Index          Quarterly          Price            Index          Quarterly           Price
                               Level           Income           Return            Level            Income           Return
                          ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
January......                     91.83          --                78.73              98.56          --                61.34
February.....                     92.45          --                80.10              98.96          --                60.25
March........                     91.52          --                83.14              99.13          --                59.42
April........                     92.85          --                78.87              99.33          --                62.68
May..........                     94.31          --                79.26              99.91          --                67.18
June.........                     95.22          --                72.79             100.03          --                68.10
July.........                     96.41          --                66.15             100.08          --                68.71
August.......                     96.95          --                67.22             100.17          --                70.73
September....                     97.74          --                58.71             100.32          --                68.62
October......                     97.95          --                63.57             100.36          --                70.21
November.....                     97.57          --                70.23             100.50          --                71.43
December.....                     98.52          --                67.97             100.63          --                76.14


                                                 2004
                          -------------------------------------------------
                                                                Income
                             Reference                         Select 10
                               Index          Quarterly          Price
                               Level           Income           Return
                          ---------------  ---------------  ---------------
January......                    100.73           --                75.49
February.....                    100.84           --                76.44
March........                    100.94           --                75.63
April........                    101.03           --                72.40
May..........
June.........
July.........
August.......
September....
October......
November.....
December.....




[Graph setting forth hypothetical historic levels of the Income Select 10 PROCEEDS Index, the Income Select 10 price return and quarterly income from April 1999 to April 2004.]






* A Defeasance Event occurred on September 22, 2001.

                  DESCRIPTION OF THE INCOME SELECT 10 BASKET

      The Income Select 10 Basket is designed to track the performance of a hypothetical investment in a portfolio using a "covered call" strategy on the Income Select 10 Stocks. The "covered call" strategy is an investment strategy in which an investor:

      o     buys the stocks; and

      o sells call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

      The "covered call" strategy provides income from option premiums, or the value of the option when it is priced, helping to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in appreciation of a stock beyond the option's exercise price. Thus, in a period of significant stock market increases, the "covered call" strategy will tend to produce lower returns than ownership of the applicable Income Select 10 Stock. See the section entitled "Risk Factors--Risk Factors Relating to the Basket Units--The appreciation of the Income Select 10 Basket will be capped due to the "covered call" strategy" in this prospectus supplement.

      The hypothetical call options included in the Income Select 10 Basket will be sold on a quarterly basis for a three month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see the section entitled "--Hypothetical Call Options" in this prospectus supplement.

      The value of the Income Select 10 Basket will also include the value of dividends on the Income Select 10 Stocks. The Income Select 10 Stocks and their respective dividend yields are shown below, and have been determined by the Calculation Agent to be the ten common stocks in the DJIA having the highest dividend yield on April 30, 2004. The "dividend yield" for each common stock is determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, summing the result and then dividing that result by the last available sale price for each stock on its primary exchange on the date that dividend yield is to be determined. The average dividend yield of the stocks contained in the Income Select 10 Index as of March 23, 2005 was 4.128%.


                                                             Dividend           Share
            Company                                          Yield(1)       Multiplier(2)
            -------                                        ------------ -------------------
            Altria Group, Inc.                                 4.57%      0.15649
            Citigroup Inc.                                     3.96%      0.22497
            E.I. du Pont de Nemours and Company                2.73%      0.19527
            Exxon Mobil Corporation                            1.81%      0.16642
            General Electric Company                           2.45%      0.28169
            General Motors Corporation                         6.98%      0.34892
            J.P. Morgan Chase & Co.                            3.89%      0.28629
            Merck & Co., Inc.                                  4.74%      0.31192
            SBC Communication Inc.                             5.51%      0.42735
            Verizon Communications Inc.                        4.64%      0.28645

---------
(1) As of March 23, 2005, as obtained from Bloomberg Financial Markets.

(2) As of March 23, 2005, as obtained from the Calculation Agent.


      The Share Multipliers will be recalculated by the Calculation Agent on April 30th of each year, or in certain circumstances on a day shortly thereafter as described below, which is the anniversary of the date the Income Select 10 Basket was originally calculated. The "Share Multiplier" is set to equal the number of shares of that stock, or portion thereof, based upon the closing market price of that stock on the Annual Reconstitution Date, so that each stock represents approximately an equal percentage of the Income Select 10 Basket as of the Annual Reconstitution Date. Each Share Multiplier remains constant until adjusted for certain corporate events, option exercises and annual reconstitutions as described below. The Share Multipliers were initially set on April 30, 2004.

      Please note that an investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Income Select 10 Basket.

Determination of the Income Select 10 Stocks

      The Income Select 10 Stocks are the stocks that have been determined by the Calculation Agent to be the ten stocks in the DJIA having the highest dividend yield on April 30, 2004.

   Annual Income Select 10 Basket Reconstitution

      As of the close of business on each Anniversary Date, the Income Select 10 Basket will be reconstituted to include the ten stocks in the DJIA having the highest Dividend Yield (the "New Stocks") on the second scheduled Index Business Day prior to the applicable Anniversary Date (the "Annual Reconstitution Date"). "Anniversary Date" will mean April 30th of each year, which is the anniversary of the date the Income Select 10 Basket was originally calculated and disseminated; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year will mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The Calculation Agent will only add a stock having characteristics as of the applicable Annual Reconstitution Date that will permit the Income Select 10 Basket to remain within the criteria specified in the rules of the American Stock Exchange (the "AMEX") and within the applicable rules of the SEC. The criteria and rules will apply only on an Annual Reconstitution Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the Calculation Agent will replace it with the stock in the DJIA with the next highest Dividend Yield which meets the criteria and rules. These criteria currently provide, among other things, (i) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Income Select 10 Basket may have a market value of $50 million; (ii) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Income Select 10 Basket may have an average monthly trading volume of 500,000 shares or more in the last six months; (iii) 90% of the Income Select 10 Basket's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX; and (iv) all component stocks will either be listed on the AMEX, the NYSE or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

      The Share Multiplier for each New Stock will be determined by the Calculation Agent and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Income Select 10 Basket in effect at the close of business on the applicable Anniversary Date; provided, however, that if the Calculation Agent holds more than 8% of the outstanding shares of any New Stock, the Share Multiplier for that New Stock will be adjusted to reflect a holding in the Income Select 10 Basket of no more than 7.5% of the outstanding shares of the applicable New Stock. As of the Pricing Date, the Calculation Agent will not hold more than 1% of the outstanding shares of any Income Select 10 Stock. As an example, if the Income Select 10 Basket in effect at the close of business on an Anniversary Date equaled 200, then each of the ten New Stocks would be allocated a portion of the value of the Income Select 10 Basket equal to 20 and if, for example, the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.5. If the Income Select 10 Basket equaled 80, then each of the ten New Stocks would be allocated a portion of the value of the Income Select 10 Basket equal to 8 and if the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.2.

   Dow Jones Industrial Average

      The DJIA is comprised of 30 stocks chosen by the editors of the Wall Street Journal (the "WSJ") as representative of the broad market of American industry generally. The companies are major factors in their industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the companies, the stock exchange or any official agency or ML&Co. For the sake of continuity, changes are made infrequently. Most substitutions have been the result of mergers, but from time to time, changes may be made to achieve a better representation. The components of the DJIA may be changed at any time for any reason. Dow Jones & Company, Inc., publisher of the WSJ, is not affiliated with ML&Co., has not participated in any way in the creation of the PROCEEDS or in the selection of stocks to be included in the Income Select 10 Basket and has not reviewed or approved any information included in this prospectus supplement.

      The first DJIA, consisting of 12 stocks, was published in the WSJ in 1896. The list grew to 20 stocks in 1916 and to 30 stocks on October 1, 1928. For two periods of 17 consecutive years each, there were no changes to the list: March 15, 1939 through July 2, 1956 and June 2, 1959 through August 8, 1976.

   Adjustments to the Share Multipliers and the Income Select 10 Basket

      In addition to the adjustments to the Share Multiplier related to hypothetical call option exercise, the Share Multiplier for any Income Select 10 Stock and the Income Select 10 Basket will be adjusted as follows:

            1. If a Income Select 10 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Income Select 10 Stock will be adjusted to equal the product of the number of shares of that Income Select 10 Stock issued with respect to one such share of that Income Select 10 Stock in the split and the prior multiplier.

            2. If a Income Select 10 Stock is subject to a stock dividend, issuance of additional shares of the Income Select 10 Stock, that is given equally to all holders of shares of the issuer of that Income Select 10 Stock, then once the dividend has become effective and that Income Select 10 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Income Select 10 Stock issued with respect to one such share of that Income Select 10 Stock and the prior multiplier.

            3. If a company whose common stock is included in the Income Select 10 Basket (each, a "Income Select 10 Company") is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Income Select 10 Stock will continue to be included in the Income Select 10 Basket so long as a market price for that Income Select 10 Stock is available. If a market price is no longer available for a Income Select 10 Stock for whatever reason, including the liquidation of the issuer of the Income Select 10 Stock or the subjection of the issuer of the Income Select 10 Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Income Select 10 Stock will equal zero in connection with calculating the value of the Income Select 10 Basket for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Income Select 10 Basket to compensate for the deletion of that Income Select 10 Stock. If a market price is no longer available for a Income Select 10 Stock as described above, the value of the Income Select 10 Basket will be computed based on the remaining Income Select 10 Stocks for which market prices are available and no new stock will be added to the Income Select 10 Basket until the annual reconstitution of the Income Select 10 Basket. As a result, there may be periods during which the Income Select 10 Basket contains fewer than ten Income Select 10 Stocks.

            4. If a Income Select 10 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Income Select 10 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Income Select 10 Stock and that value will be constant until the Income Select 10 Basket is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Income Select 10 Stock.

            5. If a Income Select 10 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Income Select 10 Company, or a tracking stock is issued by a Income Select 10 Company to all of its shareholders, then the new equity securities will be added to the Income Select 10 Basket as a new Income Select 10 Stock. The Share Multiplier for the new Income Select 10 Stock will equal the product of the original Share Multiplier with respect to the Income Select 10 Stock for which the new Income Select 10 Stock is being issued (the "Original Income Select 10 Stock") and the number of shares of the new Income Select 10 Stock issued with respect to one share of the Original Income Select 10 Stock.

            6. If a Income Select 10 Stock represents a market capitalization of less than $50,000,000, that stock will be immediately removed from the Income Select 10 Basket. A pro rata portion of the value of that stock at the time of its removal from the Income Select 10 Basket will be reflected in Share Multiplier adjustments among the remaining Income Select 10 Stocks until the next Annual Reconstitution Date.

            7. If the average monthly volume of any Income Select 10 Stock during the previous 6 months to any Index Business Day is less than 500,000 shares, that stock will be immediately removed from the Income Select 10 Basket. A pro rata portion of the value of that stock at the time of its removal from the Income Select 10 Basket will be reflected in Share Multiplier adjustments among the remaining Income Select 10 Stocks until the next Annual Reconstitution Date.

            8. If a Market Disruption Event occurs due to a suspension of or material limitation on trading of a particular Income Select 10 Stock and is continuing for more than 10 consecutive Business Days, the relevant stock will be immediately removed from the Income Select 10 Basket. A pro rata portion of the value of that stock at the time of its removal from the Income Select 10 Basket will be reflected in Share Multiplier adjustments among the remaining Income Select 10 Stocks until the next Annual Reconstitution Date.

            9. If the Calculation Agent holds more than 8% of the outstanding shares of any Income Select 10 Stock, the Share Multiplier for that Income Select 10 Stock will be adjusted to reflect a holding in the Income Select 10 Basket of no more than 7.5% of the outstanding shares of the applicable Income Select 10 Stock. A pro rata portion of the value of the number of shares of that Income Select 10 Stock at the time of its removal from the Income Select 10 Basket will be reflected in Share Multiplier adjustments among the remaining Income Select 10 Stocks until the next Annual Reconstitution Date.

            10. In order to preserve the continuity of the value of the Income Select 10 Basket, if any hypothetical call option has a value greater than zero at expiration, the Share Multiplier of the related stock in the Income Select 10 Basket will be reduced by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly calculation period, equals the value of the hypothetical option at expiration.

      Except for 10 above, no adjustments of any Share Multiplier of a Income Select 10 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

      The Calculation Agent expects that no adjustments to the Share Multiplier of any Income Select 10 Stock or to the Income Select 10 Basket will be made other than those specified above and those specified below under "--Calculation of the Value of the Income Select 10 Basket"; however, the Calculation Agent may at its discretion make adjustments to maintain the value of the Income Select 10 Basket if certain events would otherwise alter the value of the Income Select 10 Basket despite no change in the market prices of the Income Select 10 Stocks.

Calculation of the Value of the Income Select 10 Basket

      The value of the Income Select 10 Basket will be calculated at the close of business on each day by the Calculation Agent and published on Reuters Page MEREDUS15. The value of the Income Select 10 Basket will be equal to 100 on the Pricing Date. The value of the Income Select 10 Basket on each Index Business Day will equal the sum of the values of the Income Select 10 Stocks and the Adjusted Quarterly Income, less the Current Option Value (determined as described under "--Hypothetical Call Options--Valuation of hypothetical call options" in this Prospectus Supplement). The value of the Income Select 10 Basket on any day that is not an Index Business Day will equal the value of the Income Select 10 Basket on the previous day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

      The "Adjusted Quarterly Income" will equal the sum of the hypothetical income related to each of the Income Select 10 Stocks (the "Quarterly Income"), reduced by the pro rata portion of the Basket Adjustment Factor. The Quarterly Income for each Income Select 10 Stock will be the cash dividends per share in respect of that Income Select 10 Stock during that quarterly calculation period and Targeted Quarterly Premium, less the Premium Adjustment, if any, multiplied by the applicable Share Multiplier. The value of the Adjusted Quarterly Income on any day that is not an Index Business Day will equal the value of the Adjusted Quarterly Income on the previous day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

      The "Targeted Quarterly Premium" equals the adjusted annual target yield less the historical dividend yield on that Income Select 10 Stock on the first day of that quarterly calculation period, multiplied by the closing price of that Income Select 10 Stock on the day the hypothetical call option is priced, divided by 4. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Income Select 10 Basket on the first day of each quarterly calculation period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield has the rate described above, and does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

      If the highest exercise price bid for any option is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Quarterly Premium. A "premium adjustment" is the difference between the Targeted Quarterly Premium in respect of that Income Select 10 Stock and the actual highest quarterly premium in respect of that hypothetical call option with an exercise price equal to 105% of the closing price of that Income Select 10 Stock.

      If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Income Select 10 Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Income Select 10 Basket following any removal, the contributing value of the related Income Select 10 Stock to the Income Select 10 Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Share Multiplier of the related stock in the Income Select 10 Basket by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Share Multiplier of an underlying stock under these circumstances will reduce the contributing value of the Income Select 10 Stock to the Income Select 10 Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Income Select 10 Basket, they will not result in Allocation Determination Events. The reduced Share Multiplier will be used to calculate the value of the Income Select 10 Basket, and thus the value of the Basket Units, on the following Index Business Day. For more information on the reduction of Share Multipliers under these circumstances, see the section entitled "--Determination of the Income Select 10 Stocks--Adjustments to the Share Multipliers and the Income Select 10 Basket" in this prospectus supplement.

      The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

      The Basket Unit Income will be removed from the value of the Income Select 10 Basket at the close of business on the last day of the related quarterly calculation period. The Basket Unit Income will be zero until hypothetical call options are priced during the following quarterly calculation period or until the next ex-dividend date for an underlying stock. The removal of Basket Unit Income will reduce the value of the Income Select 10 Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the prices of the Income Select 10 Stocks have not fallen. For risks associated with the occurrence of an Allocation Determination Event under these circumstances, see the section entitled "Risk Factors--Risk Factors Relating to the Basket Units--The removal of the value of the Basket Unit Income will reduce the value of the Basket Units at the end of each quarterly calculation period and may cause an Allocation Determination Event in this prospectus supplement.

      If no value (including a closing value) of the Income Select 10 Basket is available on any date because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below under "--Hypothetical Call Options--Valuation of hypothetical call options" in this prospectus supplement, the Calculation Agent will determine the values of the components of the Income Select 10 Basket as follows:

      o the value of any Income Select 10 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that stock obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; and

      o the value of any hypothetical call option related to a Income Select 10 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent.

Hypothetical Call Options

   Terms of hypothetical call options

      The Calculation Agent will price hypothetical cash-settled call options relating to shares of each of the Income Select 10 Stocks on a quarterly basis for a three month term, beginning on the Pricing Date. Hypothetical call options will be priced on the first Index Business Day of each quarterly calculation period. The hypothetical call options relating to each underlying stock will correlate to the number of shares of that underlying stock used to calculate the value of the Income Select 10 Basket on the day the options are priced. For more information about the number of shares of an underlying stock used to calculate the value of the Income Select 10 Basket, see the section entitled "Description of the Income Select 10 Basket--Calculation of the Value of the Income Select 10 Basket" in this prospectus supplement.

      Each hypothetical call option will:

      o     expire on the last day of the quarterly calculation period;

      o be automatically settled on the last Business Day of the quarterly calculation period if the closing price of the underlying stock on that day exceeds the exercise price; and

      o have an exercise price greater than or equal to 105% of the closing price of the underlying stock on the day the hypothetical call option is priced.

      The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option's Targeted Quarterly Premium. Once the Calculation Agent has determined the Targeted Quarterly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent's absolute discretion, such higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Targeted Quarterly Premium will be included in the value of the Income Select 10 Basket at close of business on the day the hypothetical call option is priced.

      If the highest exercise price bid is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 105% of the closing price of the related stock on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent's absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Income Select 10 Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 105% of the closing price of the related stock on the day the hypothetical call option was priced, except to the extent that dividends on the Income Select 10 Stocks are higher than historical dividends by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Targeted Quarterly Premium.

      In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the underlying stocks, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a number of shares of the related underlying stock that is different than the number of shares of that stock used to calculate the value of the Income Select 10 Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day prior to the date on which the options are priced.

      The closing price of any Income Select 10 Stock on any date will be (i) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (ii) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on that exchange is not obtainable (even if the common stock is listed or admitted to trading on that exchange), and the common stock is quoted on The Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on The Nasdaq National Market and (iii) if the common stock is not quoted on The Nasdaq National Market on that date of determination, or if the last reported sale price on the Nasdaq Stock Market is not obtainable (even if the common stock is quoted on The Nasdaq National Market), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (i), (ii) or (iii) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the common stock obtained from as many dealers in that stock (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make bid prices available to the Calculation Agent. A security "quoted on The Nasdaq National Market" will include a security included for listing or quotation in any successor to that system and the term "OTC Bulletin Board" will include any successor to that service.

      If during any quarterly calculation period the Calculation Agent removes one of the stocks underlying the Income Select 10 Basket, all outstanding hypothetical call options in respect of that stock will be treated as terminated at the close of business on the day on which the underlying stock is removed. At that time, the value of the shares of the removed stock in the Income Select 10 Basket, less the value, if any, of the hypothetical call options in respect of that stock, will be reallocated to hypothetical investments in shares (or fractional shares) of the remaining underlying stocks. The amount allocated to hypothetical investments in respect of each remaining underlying stock will be in proportion to the percentage of the value of each remaining underlying stock relative to the value of the Income Select 10 Basket (less the value of the removed stock) at the close of business on the Index Business Day on which the underlying stock is removed. See the section entitled "Description of the Income Select 10 Basket-Adjustments to the Share Multipliers and the Income Select 10 Basket" in this prospectus supplement. The Calculation Agent will determine the terms of a new hypothetical call option in respect of each additional share (or fractional share) as described above in "--Hypothetical Call Options--Terms of Hypothetical Call Options" in this prospectus supplement. The premium in respect of each additional hypothetical call option will be included in the value of the Income Select 10 Basket at the close of business on the day the option is priced and will be included in the Basket Unit Income for that quarterly calculation period.

      The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting an underlying stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split).

   Valuation of hypothetical call options

      The "Current Option Value" is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Index Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

      o the closing price of the related stock as of the time the hypothetical call option is valued;

      o the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

      o     the exercise price of the hypothetical call option;

      o the computed continuously compounded annualized current dividend yield on the related stock based on expected dividends;

      o the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

      o the implied volatility of the related stock (determined by the Calculation Agent as described below).

      At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal the U.S. dollar LIBOR rate as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

      The annualized current dividend yield for a stock on which an option is priced will be calculated on any Index Business Day by annualizing (based on a 365-day year) to the end of that quarterly calculation period the result obtained by summing the ordinary dividend or dividends (as described above in "Description of the Income Select 10 Basket" in this prospectus supplement) historically paid by each issuer of that stock during the most recent period corresponding to the current quarterly calculation period (or if the issuer of that stock has publicly disclosed that any dividend payable during the quarterly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by that issuer) and then dividing that result by the closing price of that stock on the principal U.S. exchange or market on that day. The annualized current dividend yield for any stock on which an option is priced will be zero:

      o for the remainder of each quarterly calculation period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current quarterly calculation period; and

      o in each quarterly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the remainder of that quarterly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by that issuer.

      The implied volatility of a hypothetical call option on any Index Business Day is:

      o when hypothetically purchasing Basket Units, the bid-side implied volatility;

      o when hypothetically selling Basket Units, the offered-side implied volatility; and

      o under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant stock as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange or the International Securities Exchange on the relevant stock as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

      If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to that stock, the size of the open interest in call options with related exercise prices and maturities relating to that stock and the size of the bid-offer relative to the number of hypothetical options related to that stock to be priced on that day in respect of the notes then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described below, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

      The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Index Business Days on which a Market Disruption Event is occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with ML&Co. No determination of the value of the Income Select 10 Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

                     UNITED STATES FEDERAL INCOME TAXATION

General

      Set forth in full below is the opinion of Sidley Austin Brown & Wood llp, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, tax-exempt entities (except to the extent specifically discussed below), persons holding PROCEEDS in a tax-deferred or tax-advantaged account, or persons holding PROCEEDS as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

      We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

      o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

      o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

      o persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

      o any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

      Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

      A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

      o a citizen or individual resident of the United States, as defined in Section 7701 (b) of the Internal Revenue Code of 1986, as amended (the "Code");

      o a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

      o an estate if its income is subject to United States federal income taxation regardless of its source; or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

      We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

      We have received an opinion from our counsel, Sidley Austin Brown & Wood llp, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the "CPDI regulations").

Accrual of Interest on the PROCEEDS

      Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

      (1) the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

      (2)   divided by the number of days in the accrual period; and

      (3) multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

      A PROCEEDS's issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, scheduled to have previously been made with respect to the PROCEEDS.

      The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable quarterly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof. In particular, ML&Co. has determined that, per
$10 principal amount of PROCEEDS, the comparable yield is      %, compounded
quarterly, and the projected payments consist of (i) projected variable quarterly interest payments equal to $ on August 4, 2005 and $ for each subsequent variable quarterly interest payment, and (ii) a projected payment per $10 principal amount of PROCEEDS on May , 2010 equal to $ . U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the "IRS"). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of that excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

      If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

      Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder's adjusted tax basis in the PROCEEDS. A U.S. Holder's adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder's original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Unrelated Business Taxable Income

      Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the "unrelated business taxable income" of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the PROCEEDS are held for investment purposes, the amount of income or gain realized with respect to the PROCEEDS will not constitute unrelated business taxable income. However, if a PROCEEDS constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a PROCEEDS to purchase the PROCEEDS, all or a portion of any income or gain realized with respect to such PROCEEDS may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the PROCEEDS should be aware that whether or not any income or gain realized with respect to a PROCEEDS which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the PROCEEDS that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the PROCEEDS.

Treatment of Non-U.S. Holders

      All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of quarterly interest, and any gain realized on a sale or exchange of the PROCEEDS (other than income or gain attributable to accrued interest payments), will be exempt from United States income or withholding tax, provided, that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in Section 871 (h) or Section 881 (c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

      If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

      Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder's United States federal income tax liability and may entitle a holder to a refund, provided, the required information is timely furnished to the IRS.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a "plan") should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

      Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("similar law arrangements") are not subject to the requirements of ERISA or
Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

      The acquisition of the PROCEEDS by a plan with respect to which the Company, MLPF&S or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or
Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

      (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

      (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

      (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

      (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

      (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

      The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or "PTCEs", listed above or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

      The sale of any PROCEEDS to a plan is in no respect a representation by the Company, MLPF&S or any of their respective affiliates that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is otherwise appropriate for plans generally or any particular plan.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the PROCEEDS will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount, if any, in connection with the PROCEEDS.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $ aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the PROCEEDS if any are purchased.

      MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS to a dealer that will resell the PROCEEDS to the public at the offering prices set forth on the cover page of this prospectus supplement. MLPF&S may reallow any portion of the discount received in connection with such purchase of PROCEEDS to the dealer. After the initial public offering, the public offering prices and the discount allowed to the dealer may be changed. MLPF&S is offering the PROCEEDS subject to receipt and acceptance and subject to MLPF&S's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      MLPF&S is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

      If MLPF&S creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, MLPF&S may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing PROCEEDS in the open market. Neither ML&Co. nor MLPF&S makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor MLPF&S makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                           VALIDITY OF THE PROCEEDS

      The validity of the PROCEEDS will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood llp, New York, New York.

                                    EXPERTS

      The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 2, 2004, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                        INDEX OF CERTAIN DEFINED TERMS

Adjusted Quarterly Income.................................................S-38
Allocation Determination Event.............................................S-6
Anniversary Date..........................................................S-36
Annual Reconstitution Date................................................S-36
Basket Adjustment Factor...................................................S-6
Basket Unit Income.........................................................S-5
Basket Units...............................................................S-1
Business Day..............................................................S-16
Calculation Agent..........................................................S-3
Commencement Date.........................................................S-16
Cushion....................................................................S-7
Daily Leverage Charge......................................................S-6
Defeasance Event...........................................................S-7
dividend yield............................................................S-35
Distributor................................................................S-8
Ending Value...............................................................S-4
Floor Level................................................................S-7
formula....................................................................S-6
Income Select 10 Basket....................................................S-1
Income Select 10 Company..................................................S-37
Income Select 10 Stock.....................................................S-4
Index Adjustment Factor....................................................S-6
Index Business Day........................................................S-15
Index Components...........................................................S-3
Leverage Units.............................................................S-1
Market Disruption Event...................................................S-17
New Stocks................................................................S-36
Pricing Date...............................................................S-3
PROCEEDS...................................................................S-1
Reference Index............................................................S-1
Share Multiplier..........................................................S-35
Starting Value.............................................................S-4
Supplemental Redemption Amount.............................................S-4
Targeted Quarterly Premium................................................S-38
Targeted Exposure..........................................................S-6
Threshold Value............................................................S-4
Valuation Date.............................................................S-4
Zero Coupon Bond Units.....................................................S-1

==============================================================================







                               [GRAPHIC OMITTED]

                                1,000,000 Units

                           Merrill Lynch & Co., Inc.

                PROtected Covered Call EnhancED Income NotesSM
                 Linked to the Income Select 10 PROCEEDS Index
                                due May , 2010
                              (the "PROCEEDSSM")

                       $1,000 principal amount per unit


                             PROSPECTUS SUPPLEMENT
                              Merrill Lynch & Co.






                                  May  , 2005

"PROtected Covered Call EnhancED Income NoteS" and "PROCEEDS" are service marks of Merrill Lynch & Co., Inc.
==============================================================================